Exhibit 5(a)

341 White Pond Drive

Akron, OH 44320

James A. Arcuri, Esq.	330-384-5400

Vice President, Associate General Counsel of FirstEnergy Service Company, an affiliate of FirstEnergy Corp.

May 29, 2026

FirstEnergy Corp.

341 White Pond Drive

Akron, Ohio 44320

Ladies and Gentlemen:

I am Vice President, Associate General Counsel of FirstEnergy Service Company, an affiliate of FirstEnergy Corp., an Ohio corporation (the “Company”), and, as such, I have acted as counsel for the Company in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the potential offer and sale, from time to time, of Securities (as defined below) of the Company up to a total dollar amount of $3,000,000,000 as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), which may include:

(i)

one or more series of the Company’s unsecured senior or junior subordinated debt securities (collectively, “Debt Securities”) to be issued under (a) an indenture, dated as of November 15, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee, included as Exhibit 4(f) to the Registration Statement, or (b) indentures to be entered into between the Company, as issuer, and a trustee, a form of which is included as Exhibit 4(f) to the Registration Statement, and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indentures, together with the applicable series of Debt Securities, the “Indenture”);

(ii)	shares of common stock, par value $0.10 per share, of the Company (“Common Stock”);

(iii)	shares of one or more series of preferred stock, par value $100 per share, of the Company (“Preferred Stock”);

(iv)	depositary shares representing fractional shares of Preferred Stock (“Depositary Shares”);

(v)	warrants (“Warrants”);

FirstEnergy Corp.

May 29, 2026

(vi)	rights to purchase one or more securities referenced in (ii) and (iii) above (“Rights”);

(vii)	purchase contracts (“Purchase Contracts”) to purchase one or more securities references in (i) through (vi) above; and

(viii)	units (“Units”) comprising one or more securities referenced in (i) through (vii) above.

The Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Rights, Purchase Contracts and Units of the Company are referred to collectively herein as the “Securities.”

As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the “Corporate Action”), certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or an authorized committee thereof or certain authorized officers of the Company.

I have examined or am otherwise familiar with the Amended and Restated Articles of Incorporation of the Company (the “Articles”), the Third Amended and Restated Code of Regulations, as amended, of the Company, the Registration Statement, such Corporate Action as have occurred as of the date hereof and such other documents, records and instruments as necessary or appropriate for the purposes of this opinion letter.

Based upon the foregoing and assumptions that follow, I am of the opinion that when and if (a) all required Corporate Action (including the filing of a certificate of amendment to the Articles with the Ohio Secretary of State, as necessary) with respect to the issuance and the sale of such Common Stock or Preferred Stock, as applicable, have been completed and (b) the Company shall have received such lawful consideration therefor having a value not less than the par value thereof as the Company’s Board of Directors (or an authorized committee thereof) may determine, all in the manner contemplated by the applicable prospectus, supplements thereto and the Registration Statement, the shares of Common Stock or Preferred Stock, as applicable, will be validly issued, fully paid and nonassessable

The foregoing opinion assumes that (a) the Registration Statement will remain effective at the time of issuance of any securities thereunder; (b) a prospectus supplement describing each class or series of shares of Common Stock or Preferred Stock, as applicable, offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the SEC, will be timely filed with the SEC; (c) the Company will issue and deliver the shares of Common Stock or Preferred Stock, as applicable, in the manner contemplated by the Registration Statement and if issuable upon conversion, exchange or exercise of any other Security, the shares of Common Stock or Preferred Stock, as applicable, will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unreserved and unissued amounts of such shares of Common Stock or Preferred Stock; and (d) at the time of the delivery of the shares of Common Stock or Preferred Stock, as

FirstEnergy Corp.

May 29, 2026

applicable, the Corporate Action related thereto will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such shares of Common Stock or Preferred Stock, none of the particular terms of such shares of Common Stock or Preferred Stock will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any issuance limit in the Corporate Action, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

The foregoing opinion is limited to the laws of the State of Ohio, and I express no opinion with respect to the laws of any other state or jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. Although the shares of Common Stock and Preferred Stock, as applicable, may be issued from time to time on a delayed or continuous basis, the opinion expressed herein is limited to the laws, including rules and regulations, as in effect on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the use of my name in the Registration Statement filed by the Company to register the Securities under the Act and to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Respectfully submitted,

/s/ James A. Arcuri
James A. Arcuri
Vice President, Associate General Counsel of FirstEnergy Service Company, an affiliate of FirstEnergy Corp.